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                                                                     Exhibit 8.1

                                  [LETTERHEAD]

                                February 19, 1999



RGS Energy Group, Inc.
89 East Avenue
Rochester, New York  14649

Rochester Gas and Electric Corporation
89 East Avenue
Rochester, New York  14649

Ladies and Gentlemen:

         We have acted as counsel to RGS Energy Group, Inc. ("RGS") and Rochester Gas and Electric Corporation ("RG&E") in connection with the Registration Statement on Form S-4 filed by RGS and RG&E with the Securities and Exchange Commission on November 17, 1998 under the Securities Act of 1933, as amended (the "Registration Statement"), in connection with the Agreement and Plan of Share Exchange, dated as of November 13, 1998, between RGS and RG&E (the "Plan of Exchange").

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of RGS and/or RG&E and all such agreements, certificates of public officials, certificates of officers or other representatives of RGS and/or RG&E, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (a) the Certificate of Incorporation of RGS, as amended to the date hereof, (b) the Restated Certificate of Incorporation of RG&E, as amended to the date hereof, (c) the By-laws of RGS, (d) the By-laws of RG&E, as amended to the date hereof, (e) copies of certain resolutions duly adopted by the Board of Directors of RGS and RG&E, (d) the Registration Statement, and (e) the Plan of Exchange. In addition, we have relied upon certain express representations made to us by RGS and RG&E set forth in a letter of representations and on the accuracy of the factual representations and statements in the Registration Statement and Plan of Exchange.

         Based on our examination of the foregoing items, subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:
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Nixon, Hargrove, Devans & Doyle LLP
RGS Energy Group, Inc.
Rochester Gas and Electric Corporation
February 19, 1999
Page 2


         1. No gain or loss will be recognized by the current holders of RG&E common stock as a result of the proposed exchange of shares of RGS and RG&E common stock pursuant to the Plan of Exchange (the "Share Exchange").

         2. The aggregate tax basis of the RGS common stock to be received by the current holders of RG&E common stock as a result of the Share Exchange will be the same as such holders' present aggregate tax basis in the RG&E common stock which they will surrender pursuant to the Share Exchange.

         3. The holding period of the RGS common stock to be received by the current holders of RG&E common stock as a result of the Share Exchange for determining long-term capital gains for federal income tax purposes will include the period during which such holders held the RG&E common stock which they will surrender pursuant to the Share Exchange, provided that the shares of RG&E common stock which they will surrender were held as capital assets on the date of the Share Exchange.

         4. Neither RGS nor RG&E will recognize any gain or loss as a result of the Share Exchange.

         5. The tax basis of the RG&E common stock to be received by RGS pursuant to the Share Exchange will be the same as RG&E's net asset tax basis immediately prior to the Share Exchange, subject to certain adjustments under Treasury regulations relating to consolidated groups.

         Our opinions expressed herein are based upon our interpretation of the current provisions of the Internal Revenue Code of 1986, as amended to date, and existing judicial decisions, administrative regulations and published rulings and procedures (including the practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer who receives such ruling). We undertake no obligation to advise you of changes in law which may occur after the date hereof.

         Our opinions are limited to the federal income tax matters and the federal law of the United States of America addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

         In the event any one of the statements, representations, warranties or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinions might be adversely affected and may not be relied upon.
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Nixon, Hargrove, Devans & Doyle LLP
RGS Energy Group, Inc.
Rochester Gas and Electric Corporation
February 19, 1999
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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name as it appears under the captions "Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement and Prospectus contained in the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.

                                     Very truly yours,


                                     /s/  Nixon, Hargrave, Devans & Doyle LLP